EXHIBIT 14

                                 TIMELINE, INC.

                       CODE OF ETHICS AND BUSINESS CONDUCT

                  For Senior Executives and Financial Officers

        Timeline, its Senior Executives and Financial Officers are committed to a high standard of ethical behavior. All business decisions are guided by and based on the values of integrity and honesty. This code of ethics and business conduct embodies rules regarding individual and peer responsibilities, as well as responsibilities to other employees, the public and other shareholders. Timeline's Senior Executives and Financial Officers are expected to abide by this Code as well as other policies or guidelines Timeline adopts. Violations of this Code may result in disciplinary action, up to and including immediate termination.

        All Senior Executives and Financial Officers will:

        . Act with honesty and integrity, avoiding actual or apparent conflicts of interest in personal and professional relationships.

        . Provide information that is accurate, complete, objective, relevant, timely and understandable to ensure full, fair, accurate, timely and understandable disclosure in all reports and other documents that Timeline files with, or submits to, the SEC, other government agencies, any stock exchanges and in other public communications.

        . Promptly bring to the attention of the Audit Committee any material information of which he or she may become aware concerning (a) any inaccuracies, inconsistencies or material omissions in the Company's disclosures in its public filings or other public communications, (b) significant deficiencies in the design or operation of internal controls which could adversely affect the Company's ability to record, process, summarize and report financial data, or (c) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's financial reporting disclosures or internal controls.

        . Comply with rules and regulations of federal, state, provincial and local governments, and other appropriate private and public regulatory agencies.

        . Act in good faith, responsibly, with due care, competence and diligence, without misrepresenting material facts or allowing one's independent judgment to be subordinated.

        . Respect the confidentiality of information acquired in the course of one's work except when authorized or otherwise legally obligated to disclose.

        . Not use for personal advantage any confidential information acquired in the course of one's work.

        . Share knowledge and maintain skills important and relevant to the performance of their job/duties with the Company and compliance with this Code.".

        . Promote responsible use of and control over all assets and resources employed or entrusted.

        . Adhere to the Code and promptly report to the Audit Committee any conduct that the individual believes to be a violation of law, business ethics, or any provision of the Code, or involving any actual or apparent conflict of interest involving management or other employees who have a significant role in the Company's financial reporting, disclosures or internal controls.

        From time to time, the Company may require each such person to certify that he or she has not violated this Code of Ethics and is not aware of any violation of this Code of Ethics by any other person.

        Violations of this Code of Ethics will be viewed as a serious disciplinary matter that may result in action ranging from a reprimand to suspension to termination of employment and may include possible criminal prosecution.